Report of Independent Auditors

To the Board of Directors
Delaware VIP Trust

In planning and performing our audit of the financial statements of Delaware VIP Trust (comprising Delaware VIP Balanced Series, Delaware VIP
Capital Reserves Series, Delaware VIP Cash Reserve Series, Delaware VIP Convertible Securities Series, Delaware VIP Devon Series, Delaware VIP Emerging Markets Series, Delaware VIP Global Bond Series, Delaware VIP
Large Cap Value Series, Delaware VIP Growth Opportunities Series,
Delaware VIP High Yield Series, Delaware VIP International Value Equity Series, Delaware VIP REIT Series, Delaware VIP Select Growth Series,
Delaware VIP Small Cap Value Series, Delaware VIP Social Awareness
Series, Delaware VIP Strategic Income Series, Delaware VIP Technology and Innovation Series, Delaware VIP Trend Series, and Delaware VIP U.S.
Growth Series) (the "Series") for the year ended December 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Series is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.


Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at December 31, 2002.

This report is intended solely for the information and use of the Board of Trustees and management of the Series and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



February 7, 2003